UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 3, 2013

The Carlyle Group L.P.

(Exact name of registrant as specified in its charter)

Delaware	001-35538	45-2832612
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1001 Pennsylvania Avenue, NW Washington, D.C.		20004-2505
(Address of Principal Executive Offices)		(Zip Code)

(202) 729-5626

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02	Unregistered Sales of Equity Securities.

The information set forth under the first paragraph of Item 7.01 below is incorporated by reference into this Item 3.02. The sale by The Carlyle Group L.P. of the common units pursuant to the Transaction will be made in reliance upon the exemption from registration under the Securities Act of 1933, as amended, afforded by Section 4(a)(2) thereof on the basis that it will not involve any public offering.

Item 7.01.	Regulation FD Disclosure.

On June 3, 2013, we reached an agreement in principle with the holders (the “AlpInvest management holders”) of the non-controlling interest in our majority-owned subsidiary, AlpInvest Partners B.V., formerly known as AlpInvest Partners N.V. (“AlpInvest”), pursuant to which we have agreed to acquire from the AlpInvest management holders the remaining approximately 40% equity interest in AlpInvest for an aggregate of 2,828,499 newly issued common units, subject to adjustment as described below, and approximately €4.0 million in cash (the “Transaction”). The Transaction is expected to close on or about July 1, 2013 and is subject to the execution and delivery by each of the parties thereto of a definitive agreement with respect to the Transaction and the satisfaction or waiver of certain customary closing conditions, which will be specified in the agreement. The actual number of common units that we will issue at closing is subject to adjustment based on changes in the applicable exchange rate and in the market value of the common units prior to closing, but in no event will it exceed 2,969,924 or be less than 2,687,074. The common units that we issue to the AlpInvest management holders will be subject to certain vesting and minimum retained ownership requirements and transfer restrictions.

Prior to the consummation of the Transaction, the results of our Solutions segment reflect only our 60% interest in AlpInvest’s operations and our consolidated financial statements reflect 100% of AlpInvest’s operations and a non-controlling interest of 40%. In the periods following the consummation of the Transaction, the results of our Solutions segment and our consolidated financial results will reflect 100% of AlpInvest’s operations. We anticipate that the Transaction will be immediately accretive to distributable earnings per common unit and estimate that if the Transaction had been completed on January 1, 2013, it would have resulted in an increase to fee related earnings of our Solutions segment of approximately $4 million for the three months ended March 31, 2013. Our existing arrangements with the historical owners and management team of AlpInvest regarding the allocation of carried interest will not be affected by the Transaction. See “Item 1. Business—Structure and Operation of Our Investment Funds—Incentive Arrangements / Fee Structure” of our Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on March 14, 2013 (File No. 001-35538) for additional information.

We believe the Transaction, which contemplates primarily equity consideration, will further align the interests of the AlpInvest management holders with ours. AlpInvest’s management team will continue to exercise independent investment authority.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE CARLYLE GROUP L.P.

	By:	Carlyle Group Management L.L.C.,
its general partner

Date: June 3, 2013	By:	/s/ Adena T. Friedman
	Name:	Adena T. Friedman
	Title:	Chief Financial Officer